UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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TWITTER, INC.

1355 MARKET STREET, SUITE 900

SAN FRANCISCO, CALIFORNIA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Wednesday, May 21, 2014

Dear Stockholders of Twitter, Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Twitter, Inc., a Delaware corporation, will be held on Wednesday, May 21, 2014 at 2:00 p.m. Pacific Time, at The Hilton San Francisco located at 333 O’Farrell Street, San Francisco, California, 94102, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class I directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 28, 2014 as the record date for the Annual Meeting. Only stockholders of record on March 28, 2014 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, you must bring an admission ticket, as explained on page 3 of the proxy statement.

This proxy statement and our annual report can be accessed directly at the following Internet address: http://materials.proxyvote.com/90184L. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Twitter, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Richard Costolo

Chief Executive Officer and Director

San Francisco, California

April 9, 2014

-i-

TWITTER, INC.

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Wednesday, May 21, 2014

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2014 annual meeting of stockholders of Twitter, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 21, 2014 at 2:00 p.m. Pacific Time, at The Hilton San Francisco located at 333 O’Farrell Street, San Francisco, California, 94102. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 9, 2014 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Richard Costolo, Peter Fenton and Marjorie Scardino as Class I directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 28, 2014, the record date, may vote at the Annual Meeting. As of the record date, there were 589,454,870 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on May 20, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Twitter, Inc., in writing, at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a holder of Company shares as of the record date of March 28, 2014, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided (you will need the 12 digit number included on your proxy card, voter instruction form or notice).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 14, 2014. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 1:00 p.m. and the meeting will begin at 2:00 p.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Richard Costolo, Mike Gupta and Vijaya Gadde have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 9, 2014 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Twitter, Inc.

Attention: Investor Relations

1355 Market Street, Suite 900

San Francisco, California 94103

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than

December 10, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Twitter, Inc.

Attention: Secretary

1355 Market Street, Suite 900

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2015 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 24, 2015; and

•	not later than the close of business on February 23, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available on our website at http://investor.twitterinc.com/. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Five of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2014, and certain other information for each of the directors with terms expiring at the annual meeting (who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Richard Costolo	I	50	Chief Executive Officer and Director	2009	2014	2017
Peter Fenton (1)(2)	I	41	Director	2009	2014	2017
Marjorie Scardino (1)	I	67	Director	2013	2014	2017

Continuing Directors
David Rosenblatt (2)(3)	II	46	Director	2010	2015	—
Evan Williams	II	42	Director	2007	2015	—
Peter Chernin (2)(3)	III	62	Director	2012	2016	—
Peter Currie (1)(3)	III	57	Director	2010	2016	—
Jack Dorsey	III	37	Chairman	2007	2016	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Richard Costolo has served as our Chief Executive Officer since October 2010 and as a member of our board of directors since September 2009. From September 2009 to October 2010, Mr. Costolo served as our Chief Operating Officer. From June 2007 to June 2009, Mr. Costolo served as Group Product Manager at Google Inc., a provider of Internet-related products and services. From October 2003 to May 2007, Mr. Costolo served as Co-Founder and Chief Executive Officer of FeedBurner, Inc., an RSS subscription feed provider, which was acquired by Google in 2007. Mr. Costolo holds a B.S. in Computer Science from the University of Michigan, Ann Arbor. Mr. Costolo was selected to serve on our board of directors because of his extensive background as a founder and an executive of companies in the technology industry and the perspective and experience he brings as our Chief Executive Officer.

Peter Fenton has served as a member of our board of directors since February 2009. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp, Inc., a local directory and user review service, and a number of privately held companies. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University. Mr. Fenton was selected to serve on our board of directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Marjorie Scardino has served as a member of our board of directors since December 2013. From January 1997 to December 2012, Ms. Scardino served as Chief Executive Officer and as a member of the board of directors of Pearson plc, a publishing and education company. From 1985 to 1997, Ms. Scardino served in several roles at The Economist Group, a media company, including as Chief Executive Officer. Ms. Scardino currently serves on the board of directors of International Airlines Group, an airline group, and served on the board of directors of Nokia Corporation, a telecommunications company, from 2001 to April 2013. Ms. Scardino holds a B.A. in Psychology from Baylor University and a J.D. from the University of San Francisco School of Law. Ms. Scardino was selected to serve on our board of directors because of her operating and management experience with media companies, and her service on the boards of directors of public companies.

Continuing Directors

David Rosenblatt has served as a member of our board of directors since December 2010. Since November 2011, Mr. Rosenblatt has served as Chief Executive Officer of 1stdibs.com, Inc., an online luxury marketplace. From October 2008 to May 2009, Mr. Rosenblatt served as President of Global Display Advertising at Google. Mr. Rosenblatt joined Google in March 2008 in connection with Google’s acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and served in several executive positions during his tenure, including as Chief Executive Officer from July 2005 to March 2008 and President from 2000 to July 2005. Mr. Rosenblatt currently serves on the boards of directors of IAC/InterActiveCorp, a media and Internet company, and a number of privately held companies. Mr. Rosenblatt holds a B.A. in East Asian Studies from Yale University and an M.B.A. from Stanford University. Mr. Rosenblatt was selected to serve on our board of directors because of his operating and management experience with a range of Internet and technology companies, particularly his experience with companies that focused on monetizing large online audiences.

Evan Williams is one of our founders and has served as a member of our board of directors since May 2007. From October 2008 to October 2010, Mr. Williams served as our President and Chief Executive Officer, from July 2009 to March 2010, as our Chief Financial Officer and from February 2008 to October 2008, as our Chief Product Officer. Since April 2011, Mr. Williams has served as Chief Executive Officer of Medium, an online publishing platform, and since October 2006, as Chief Executive Officer of The Obvious Corporation, a technology systems innovator. Mr. Williams was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

Peter Chernin has served as a member of our board of directors since November 2012. Since June 2009, Mr. Chernin has served as Chairman and Chief Executive Officer of Chernin Entertainment, LLC, a film and television production company, and The Chernin Group LLC, which is involved in strategic opportunities in media, technology and entertainment. Since October 2010, Mr. Chernin has served as Chairman and Chief Executive Officer of CA Media, LP, which builds and manages media, technology and entertainment businesses throughout the Asia Pacific region. From October 1996 to June 2009, Mr. Chernin served in several roles at News Corporation, most recently as President and Chief Operating Officer, and served as Chairman and Chief Executive Officer of The Fox Group, a subsidiary of News Corporation. Mr. Chernin currently serves on the boards of directors of American Express Company, a diversified financial services company, and Pandora Media, Inc., an online music streaming company. Mr. Chernin previously served on the boards of directors of various companies in the media industry and the technology industry, including News Corporation, DirecTV, Inc., E*Trade Financial Corporation and Gemstar-TV Guide International, Inc. Mr. Chernin holds a B.A. in English Literature from the University of California, Berkeley. Mr. Chernin was selected to serve on our board of directors because of his operating and management experience at global media companies, his expertise in online and mobile markets and other new technologies and his service on the boards of directors of numerous other companies.

Peter Currie has served as a member of our board of directors since November 2010. Since April 2004, Mr. Currie has served as President of Currie Capital LLC, a private investment firm. Mr. Currie previously served as Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, a software company, and as Executive Vice President and Chief Financial Officer of McCaw Cellular

Communications, Inc., a wireless communications company. Mr. Currie currently serves on the boards of directors of Schlumberger Limited, a petroleum industry services company, and a number of privately held companies. Mr. Currie previously served on the boards of directors of Clearwire Corporation, CNET Networks, Inc., Safeco Corporation and Sun Microsystems, Inc. Mr. Currie currently serves as President of the board of trustees of Phillips Academy. Mr. Currie holds a B.A. in Economics and French Literature from Williams College and an M.B.A. from Stanford University. Mr. Currie was selected to serve on our board of directors because of his strong financial and operational expertise as a result of his service on the boards of directors of numerous other companies and experience serving in senior operating roles in high-growth, technology-driven companies.

Jack Dorsey is one of our founders and has served as the Chairman of our board of directors since October 2008 and as a member of our board of directors since May 2007. Mr. Dorsey served as our President and Chief Executive Officer from May 2007 to October 2008. Since February 2009, Mr. Dorsey has served as Co-Founder and Chief Executive Officer of Square, Inc., a provider of payment processing services. Mr. Dorsey currently serves on the boards of directors of The Walt Disney Company and Square, Inc. Mr. Dorsey was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, Compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Chernin, Currie, Fenton and Rosenblatt and Ms. Scardino do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our company. While the Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Chairman, Jack Dorsey, is not independent under the listing standards of the New York Stock Exchange as a result of his past employment with us. Our board of directors believes that, given the perspective and experience Mr. Dorsey brings as one of our founders, Mr. Dorsey’s service as our Chairman is appropriate and is in the best interests of our board of directors, our company and our stockholders. Our Corporate Governance Guidelines provide that if our Chairman is not independent, the Board will appoint a lead independent director. The Board of Directors determined that it would be beneficial to have a Lead Independent Director to, among other things, preside over executive sessions of the independent directors, which provides the Board with the benefit of having the perspective of entirely independent directors. The role of the Lead Independent Director is described further below.

Our Chief Executive officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Lead Independent Director

Mr. Dorsey, our Chairman, is not an independent director, so our board of directors has appointed Mr. Currie to serve as our Lead Independent Director. As Lead Independent Director, Mr. Currie presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended December 31, 2013, the board of directors held 12 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Currie and Fenton and Ms. Scardino, with Mr. Currie serving as Chairman, each of whom meets the requirements for independence for Audit Committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Mr. Currie is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•	approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.twitterinc.com/. During 2013, our Audit Committee held nine meetings and acted by written/electronic consent nine times.

Compensation Committee

Our compensation committee consists of Messrs. Chernin, Fenton and Rosenblatt, with Mr. Fenton serving as Chairman, each of whom meets the requirements for independence for Compensation Committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our equity compensation plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.twitterinc.com. During 2013, our Compensation Committee held nine meetings and acted by written/electronic consent seven times.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chernin, Currie and Rosenblatt, with Mr. Currie serving as Chairman, each of whom meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.twitterinc.com/. During 2013, our Nominating and Corporate Governance Committee held five meetings and did not act by written/electronic consent.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

In 2013, our Corporate Governance and Nominating Committee retained the services of an executive search firm to assist it in identifying new candidates to join our board of directors. Ms. Scardino was identified to the Corporate Governance and Nominating Committee as a potential candidate for our board of directors by this search firm.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. To be timely for our 2015 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than January 24, 2015 and no later than February 23, 2015.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.twitterinc.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

In December 2013, our board of directors, upon the recommendation of our compensation committee, adopted our Outside Director Compensation Policy for the compensation of our non-employee directors. Our non-employee directors will receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”) and cash, as described below:

Equity Compensation. Commencing with our 2014 annual meeting of stockholders, on the date of each annual meeting of stockholders, each of our non-employee directors will be granted restricted stock units (“RSUs”) having a grant date fair value equal to $225,000, computed in accordance with FASB ASC Topic 718. The shares of our common stock underlying the RSUs will vest in quarterly installments beginning on the first quarter following the date of grant (on the same day of the month as the date of grant) but will vest in full on the date of the next annual meeting of stockholders if not fully vested on such date, subject to continued service through each vesting date. If, as of the date of an annual meeting of stockholders, one of our non-employee directors holds an equity award to acquire shares of our common stock that is not fully vested, the value of the RSUs granted at such annual meeting of stockholders to such non-employee director will be reduced in accordance with the terms of our Outside Director Compensation Policy.

Cash Compensation. Effective December 4, 2013, each of our non-employee directors will receive a quarterly fee of $12,500 in cash for serving on our board of directors, provided that such non-employee director (i) joined our board of directors after December 2, 2013 or (ii) does not hold unvested equity awards with respect to shares of our common stock as of such payment date that were outstanding as of December 2, 2013. In addition, the chairperson and members of the three standing committees of our board of directors will be entitled to the following quarterly cash fees, provided that such non-employee director does not hold unvested equity awards with respect to shares of our common stock as of such payment date that were outstanding as of December 2, 2013:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$7,500	$2,500
Compensation Committee	$5,000	$2,500
Nominating and Corporate Governance Committee	$3,750	$2,500

Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive under our Outside Director Compensation Policy in the form of additional RSUs. Such election must be made no later than two weeks prior to the date of the annual meeting of stockholders on which the annual grant of RSUs described above will be made and the value of the RSUs granted at such annual meeting of stockholders will be increased by the amount of fees that would have otherwise been paid in cash.

Our 2013 Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

Compensation for 2013

The following table provides information regarding the total compensation that was granted to each of our directors who was not serving as an executive officer in 2013.

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Jack Dorsey (3)	—	—	—
Peter Chernin (4)	—	—	—
Peter Currie (5)	—	—	—
Peter Fenton	—	—	—
David Rosenblatt (6)		—	—
Marjorie Scardino (7)	5,000	175,546	180,546
Evan Williams	—	—	—

(1)	The amount reported represents the fees earned for service on our board of directors and committees of our board of directors for a partial year of service pursuant to and effective as of the adoption of our Outside Director Compensation Policy in December 2013.
(2)	The amounts reported represent the aggregate grant-date fair value of the stock options and RSUs awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the RSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 6, 2014.
(3)	As of December 31, 2013, Mr. Dorsey had an option to purchase a total of 2,000,000 shares of our common stock. 25% of the shares of our common stock subject to this option vested on May 9, 2012, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such date. 1,374,999 of the shares of our common stock subject to this option were vested as of December 31, 2013.
(4)	As of December 31, 2013, The Chernin Group, LLC, for which Mr. Chernin serves as founder and chairman, had 200,000 RSUs. The shares of our common stock underlying the RSUs vest upon the satisfaction of a service condition and a performance condition. The performance condition was satisfied in February 2014. The service condition was satisfied as to 25% of the shares of our common stock underlying the RSUs on December 1, 2013. Thereafter, but prior to satisfaction of the performance condition, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments. After satisfaction of the performance condition, an additional 3/48th of the total number of shares underlying the RSUs vests in quarterly installments, subject to continued service by Mr. Chernin through each such vesting date. In July 2013, Mr. Chernin transferred all of his rights, title and interest with respect to the RSUs to The Chernin Group, LLC.
(5)	As of December 31, 2013, Mr. Currie had one option to purchase a total of 400,000 shares of our common stock. 25% of the shares of our common stock subject to this option vested on November 18, 2011, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such date. 316,666 of the shares of our common stock subject to this option were vested as of December 31, 2013.

(6)	As of December 31, 2013, Mr. Rosenblatt had one option to purchase a total of 400,000 shares of our common stock. 25% of the shares of our common stock subject to this option vested on December 21, 2011, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such date. 308,333 of the shares of our common stock subject to this option were vested as of December 31, 2013.
(7)	As of December 31, 2013, Ms. Scardino had 4,018 RSUs. 25% of the shares of our common stock underlying the RSUs vested on March 4, 2014, and the balance vests in three successive equal quarterly installments, subject to continued service through each such vesting date.

As of December 31, 2013, Messrs. Currie and Rosenblatt and Ms. Scardino were the only non-employee directors who held equity awards that would have been subject to accelerated vesting if their services had been terminated in connection with a change in control.

Directors who are also our employees receive no additional compensation for their service as directors. During 2013, Mr. Costolo was an employee. See the section titled “Executive Compensation” for additional information about his compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Richard Costolo, Peter Fenton and Marjorie Scardino as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Costolo and Fenton and Ms. Scardino will serve as Class I directors the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Messrs. Costolo and Fenton and Ms. Scardino. We expect that Messrs. Costolo and Fenton and Ms. Scardino will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2014. During our fiscal year ended December 31, 2013, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Twitter, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2014. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 31, 2012 and 2013.

	2012	2013
	(In Thousands)
Audit Fees (1)	$778	$3,495
Audit-Related Fees (2)	$115	$733
Tax Fees (3)	$262	$574
All Other Fees (4)	$579	$179

Total Fees	$1,734	$4,981

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2013 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in November 2013.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2013, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2012 and 2013 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PwC requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our web site at http://investor.twitterinc.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Peter Currie (Chair)

Peter Fenton

Marjorie Scardino

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2014. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Richard Costolo	50	Chief Executive Officer and Director
Ali Rowghani	41	Chief Operating Officer
Mike Gupta	43	Chief Financial Officer
Adam Bain	40	President of Global Revenue
Christopher Fry	43	Senior Vice President of Engineering
Vijaya Gadde	39	General Counsel and Secretary

Richard Costolo has served as our Chief Executive Officer since October 2010 and as a member of our board of directors since September 2009. From September 2009 to October 2010, Mr. Costolo served as our Chief Operating Officer. From June 2007 to June 2009, Mr. Costolo served as Group Product Manager at Google Inc., a provider of Internet-related products and services. From October 2003 to May 2007, Mr. Costolo served as Co-Founder and Chief Executive Officer of FeedBurner, Inc., an RSS subscription feed provider, which was acquired by Google in 2007. Mr. Costolo holds a B.S. in Computer Science from the University of Michigan, Ann Arbor. Mr. Costolo was selected to serve on our board of directors because of his extensive background as a founder and an executive of companies in the technology industry and the perspective and experience he brings as our Chief Executive Officer.

Ali Rowghani has served as our Chief Operating Officer since December 2012 and served as our Chief Financial Officer from March 2010 to December 2012. From June 2002 to March 2010, Mr. Rowghani served in several roles at Pixar Animation Studios, Inc., a computer animation film studio, including as Chief Financial Officer and Senior Vice President of Strategic Planning. Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University.

Mike Gupta has served as our Chief Financial Officer since December 2012 and served as our Vice President of Corporate Finance and Treasurer from November 2012 to December 2012. From May 2011 to November 2012, Mr. Gupta served in two roles at Zynga Inc., an online provider of social game services, including as Senior Vice President and Treasurer. From February 2003 to May 2011, Mr. Gupta served in several roles at Yahoo! Inc., an Internet company, including as Senior Vice President of Corporate Development and Finance and Chief Treasury Officer. Mr. Gupta holds a B.S. in Accounting and Economics from New York University and an M.B.A. from the University of Chicago.

Adam Bain has served as our President of Global Revenue since September 2010. From September 1999 to September 2010, Mr. Bain served in several roles at News Corporation, a diversified media company, including as Executive Vice President of Products & Technology and as President of its advertising arm, Fox Audience Network, Inc. Mr. Bain holds a B.A. in English Journalism from Miami University.

Christopher Fry has served as our Senior Vice President of Engineering since March 2013. From April 2012 to March 2013, Mr. Fry served as our Vice President of Engineering. From June 2005 to April 2012, Mr. Fry served in several roles at salesforce.com, inc., an enterprise software company, including as Senior Vice President, Development. Mr. Fry holds a B.A. in Cognitive Science from Vassar College and a Ph.D. in Cognitive Science from the University of California, San Diego.

Vijaya Gadde has served as our General Counsel and Secretary since August 2013 and served as our Director, Legal from July 2011 to August 2013. From October 2010 to July 2011, Ms. Gadde served as Senior Director and Associate General Counsel, Corporate, at Juniper Networks, Inc., a provider of network infrastructure products and services. From October 2000 to April 2010, Ms. Gadde was an attorney at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Gadde holds a B.S. in Industrial and Labor Relations from Cornell University and a J.D. from New York University School of Law.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer other than the Chief Executive Officer, as well as each individual compensation component. Our compensation committee makes recommendations to our board of directors regarding compensation for our Chief Executive Officer. The independent members of our board of directors make the final decisions regarding executive compensation for our Chief Executive Officer.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Beginning in 2012, the compensation committee retained Compensia, a national compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Compensia now serves at the discretion of the compensation committee. The compensation committee engaged Compensia to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Fiscal 2013 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in 2013, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2013. These individuals were our named executive officers for 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Costolo	2013	130,250	(2)	—	—	—	—	—	—	130,250
Chief Executive Officer	2012	200,000		—	8,401,957	2,903,783	—	—		11,505,740

Mike Gupta Chief Financial Officer	2013	241,667		—	24,398,000	—	—	—	—	24,639,667

Vijaya Gadde General Counsel and Secretary	2013	219,583		7,500	14,904,900	—	—	—	—	15,131,983

(1)	The amounts reported represent the aggregate grant-date fair value of the stock options and RSUs awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the RSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 6, 2014.
(2)	Mr. Costolo’s annual salary was reduced to $14,000, effective August 2013.

Executive Officer Employment Letters

Richard Costolo

We entered into an executive employment letter dated October 1, 2013 with Richard Costolo, our Chief Executive Officer. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Costolo may have concerning his employment relationship with us. The letter also provides that Mr. Costolo’s current annual base salary is $14,000.

Ali Rowghani

We entered into an executive employment letter dated October 1, 2013 with Ali Rowghani, our Chief Operating Officer. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Rowghani may have concerning his employment relationship with us. The letter also provides that Mr. Rowghani’s current annual base salary is $250,000.

Mike Gupta

We entered into an executive employment letter dated October 1, 2013 with Mike Gupta, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Gupta may have concerning his employment relationship with us. The letter also provides that Mr. Gupta’s current annual base salary is $250,000.

Adam Bain

We entered into an executive employment letter dated October 1, 2013 with Adam Bain, our President of Global Revenue. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Bain may have concerning his employment relationship with us. The letter also provides that Mr. Bain’s current annual base salary is $250,000 and his annual commission opportunity is $250,000 based on achieving target levels of the performance objectives set forth in his commission plan.

Christopher Fry

We entered into an executive employment letter dated October 1, 2013 with Christopher Fry, our Senior Vice President of Engineering. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Fry may have concerning his employment relationship with us. The letter also provides that Mr. Fry’s current annual base salary is $250,000.

Vijaya Gadde

We entered into an executive employment letter dated October 1, 2013 with Vijaya Gadde, our General Counsel and Secretary. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Ms. Gadde may have concerning her employment relationship with us. The letter also provides that Ms. Gadde’s current annual base salary is $250,000.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 31, 2013.

					Option Awards			Stock Awards
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Richard Costolo	9/4/2009	(4)	4,025,606	—	0.43	9/3/2019	—	—
	11/23/2010	(5)	3,168,344	941,940	1.83	11/22/2020	—	—
	4/12/2012	(6)	—	388,440	14.42	4/11/2022	—	—
	4/12/2012	(7)	—	—	—	—	582,660	37,086,309
Mike Gupta	1/24/2013	(8)	—	—	—	—	445,918	28,382,681
	3/8/2013	(9)	—	—	—	—	500,000	31,825,000
	8/9/2013	(10)	—	—	—	—	400,000	25,460,000
Vijaya Gadde	7/28/2011	(11)	—	—	—	—	102,785	6,542,265
	8/9/2012	(12)	—	—	—	—	14,817	943,102
	3/8/2013	(13)	—	—	—	—	65,000	4,137,250
	8/9/2013	(14)	—	—	—	—	270,000	17,185,500
	10/23/2013	(15)	—	—	—	—	445,000	28,324,250

(1)	Each of the outstanding equity awards was granted pursuant to our 2007 Equity Incentive Plan.
(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)	This column represents the market value of the shares of our common stock underlying the RSUs as of December 31, 2013, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $63.65 per share on December 31, 2013.
(4)	All of the shares of our common stock subject to this option were fully vested as of December 31, 2013. In December 2012, Mr. Costolo transferred all of his rights, title and interest with respect to 273,000 vested shares of our common stock originally subject to this option to his spouse, who subsequently transferred all of her rights, title and interest with respect to such shares to the Lorin Costolo 2012 Gift Trust, for which The Northern Trust Company serves as trustee.
(5)	25% of the shares of our common stock subject to this option vested on November 22, 2011, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(6)	6.25% of the shares of our common stock subject to this option will vest on each of July 1, 2014, October 1, 2014, January 1, 2015 and April 1, 2015, and 18.75% of the shares of our common stock subject to this option will vest on each of July 1, 2015, October 1, 2015, January 1, 2016 and April 1, 2016, subject to continued service through each such vesting date.
(7)	The shares of our common stock underlying the RSUs will vest upon the satisfaction of both a service condition and a performance condition. The performance condition was satisfied in February 2014. 6.25% of the shares of our common stock underlying the RSUs will vest on each of July 1, 2014, October 1, 2014, January 1, 2015 and April 1, 2015, and 18.75% of the shares of our common stock underlying the RSUs will vest on each of July 1, 2015, October 1, 2015, January 1, 2016 and April 1, 2016, subject to continued service through each such vesting date.
(8)	The shares of our common stock underlying the RSUs will vest upon the satisfaction of both a service condition and a performance condition. The performance condition was satisfied in February 2014. The service condition was satisfied as to 1/4th of the total number of shares of our common stock underlying the RSUs on December 1, 2013. Thereafter, but prior to satisfaction of the performance condition, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments. After satisfaction of the performance condition, an additional 3/48th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.
(9)	25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date.
(10)	20% of the shares of our common stock underlying the RSUs will vest on August 1, 2014, an additional 5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2014 through August 1, 2015 and an additional 7.5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2015 through August 1, 2017, subject to continued service through each such vesting date.
(11)	The shares of our common stock underlying the RSUs will vest upon the satisfaction of both a service condition and a performance condition. The performance condition was satisfied in February 2014. The service condition was satisfied as to 1/4th of the total number of shares of our common stock underlying the RSUs on August 1, 2012. Thereafter, but prior to satisfaction of the performance condition, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments. After satisfaction of the performance condition, an additional 3/48th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.
(12)	The shares of our common stock underlying the RSUs will vest upon the satisfaction of both a service condition and a performance condition. The performance condition was satisfied in February 2014. The service condition was satisfied as to 1/4th of the total number of shares of our common stock underlying the RSUs on August 1, 2013. Thereafter, but prior to satisfaction of the performance condition, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments. After satisfaction of the performance condition, an additional 3/48th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date.
(13)	25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date.

(14)	20% of the shares of our common stock underlying the RSUs will vest on August 1, 2014, an additional 5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2014 through August 1, 2015 and an additional 7.5% of the shares of our common stock underlying the RSUs will vest quarterly beginning on November 1, 2015 through August 1, 2017, subject to continued service through each such vesting date.
(15)	25% of the shares of our common stock underlying the RSUs will vest on September 1, 2014, and the balance vests in twelve equal quarterly installments beginning on December 1, 2014, subject to continued service through each such vesting date.

Potential Payments upon Termination or Change of Control

In August 2013, we adopted a change of control severance policy applicable to our executive officers and certain other officers that superseded all previous severance and change of control arrangements we had entered into with these eligible employees prior to the policy becoming effective. Under this policy, if any eligible employee is involuntarily terminated for any reason other than cause, death or disability on or within 12 months following a change of control, such employee would be entitled to receive severance benefits as exclusively provided for under this policy. Upon the occurrence of such an event, an eligible employee would be entitled to the following if such employee timely signs and does not revoke a release of claims: (i) a lump sum severance payment equal to 100% of such employee’s annual base salary, (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage for such employee and his or her eligible dependents that were covered under our healthcare plan or, in the event payment for COBRA premiums would violate applicable law, a taxable lump sum payment for an amount equal to the COBRA premiums we would have paid during the equivalent period and (iii) the acceleration of vesting of 50% (100% in the case of our CEO and CFO) of the shares underlying all unvested equity awards held by such employee immediately prior to such termination. In addition, in the event any of the amounts provided for under this policy or otherwise payable to an eligible employee would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the eligible employee would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the eligible employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Peter Fenton (Chair)

Peter Chernin

David Rosenblatt

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2013. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (2)	135,062,781	$1.909	79,256,400
Equity compensation plans not approved by stockholders (3)	2,340,958	1.822	0
Total	137,403,739	1.904	79,256,400

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(2)	Includes the following plans: Twitter, Inc. 2013 Equity Incentive Plan (“2013 Plan”), Twitter, Inc. 2007 Equity Incentive Plan, Twitter, Inc. 2011 Acquisition Option Plan and Twitter, Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014 and ending in (and including) 2023, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 60,000,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014 and ending in (and including) 2033, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 11,300,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2014, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 28,496,080 shares and 5,699,216 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	Includes a stand-alone option agreement with an employee and the following plans: Bluefin Labs, Inc. 2008 Plan Stock Plan, Crashlytics, Inc. 2011 Stock Plan, Mixer Labs, Inc. 2008 Stock Plan and MoPub Inc. Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2014 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 589,471,495 shares of our common stock outstanding as of March 31, 2014. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2014 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2014 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Richard Costolo (1)	8,189,024	1.4%
Mike Gupta (2)	195,274	*
Vijaya Gadde (3)	60,606	*
Jack Dorsey (4)	23,703,017	4.0%
Peter Chernin (5)	62,500	*
Peter Currie (6)	350,000	*
Peter Fenton (7)	31,568,740	5.4%
David Rosenblatt (8)	341,666	*
Marjorie Scardino (9)	1,004	*
Evan Williams (10)	55,695,883	9.4%
All executive officers and directors as a group (13 persons) (11)	125,459,080	21.3%
5% Stockholders:
Entities affiliated with Rizvi Traverse (12)	85,171,093	14.4%
Entities affiliated with J.P. Morgan (13)	49,660,019	8.4%
Entities affiliated with Spark Capital (14)	32,414,224	5.5%
Entities affiliated with Benchmark Capital (15)	31,567,052	5.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of (i) 566,920 shares held of record by the Richard Costolo 2001 Living Trust dated February 8, 2001, for which Mr. Costolo serves as trustee, and the Lorin Costolo 2001 Living Trust dated February 8, 2001, for which Mr. Costolo’s spouse serves as trustee, (ii) 7,349,104 shares issuable pursuant to outstanding stock options held by Mr. Costolo which are exercisable within 60 days of March 31, 2014 and (iii) 273,000 shares issuable pursuant to outstanding stock options held by the Lorin Costolo 2012 Gift Trust, for which The Northern Trust Company serves as trustee, which are exercisable within 60 days of March 31, 2014. Mr. Costolo also holds RSUs, none of which will become vested within 60 days of March 31, 2014.
(2)	Consists of 70,274 shares of common stock and shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2014.
(3)	Consists of 36,857 shares of common stock and shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2014.
(4)	Consists of (i) 19,848,942 shares held of record by the Jack Dorsey Revocable Trust dated December 8, 2010, for which Mr. Dorsey serves as trustee, (ii) 2,354,076 shares held of record by the Jack Dorsey 2010 Annuity Trust, for which Mr. Dorsey serves as trustee, and (iii) 1,499,999 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2014.
(5)	Consists solely of shares of common stock held by The Chernin Group, LLC, for which Mr. Chernin serves as founder and chairman. No RSUs are issuable upon vesting of RSUs within 60 days of March 31, 2014.
(6)	Consists solely of shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2014.
(7)	Consists of (i) the shares listed in footnote 15 below which are held of record by Benchmark Capital Partners VI, L.P. and (ii) 1,688 shares held of record by the Fenton Family Trust, for which Mr. Fenton and his spouse serve as trustees. Mr. Fenton is a managing member of Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark Capital Partners VI, L.P. and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P.
(8)	Consists solely of shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2014.
(9)	Consist of 1,004 shares of common stock. Ms. Scardino holds RSUs, none of which will become vested within 60 days of March 31, 2014.
(10)	Consists of (i) 3,326,073 shares held of record by Mr. Williams, (ii) 44,266,994 shares held of record by Obvious, LLC, for which Mr. Williams serves as the sole member, (iii) 564,058 shares held of record by the Green Monster Trust dated November 7, 2012, for which the Goldman Sachs Trust Company serves as trustee, (iv) 19,314 shares held of record by Mr. Williams’ spouse and (v) 7,519,444 shares held of record by The Family Trust under the Williams 2010 Qualified Annuity Trust 1 dated August 31, 2010, for which Mr. Williams’ spouse serves as trustee.
(11)	Consists of (i) 110,717,592 shares held of record by our current directors and executive officers, (ii) 14,476,072 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 31, 2014 and (iii) 265,416 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2014.
(12)

Based on information reported on a Schedule 13G filed with the SEC on February 13, 2014, consists of (i) 32,165,227 shares held by Institutional Associates Fund, LLC, (ii) 20,047,516 shares held by RT Kingdom, LLC, (iii) 17,283,700 shares held by RT Spartan III, LLC, (iv) 7,704,685 shares held by Compliance Matter Services, LLC, (v) 2,981,151 shares held by Institutional Associates Fund II, LLC, (vi) 1,471,200 shares held by RT Morningside, LLC, (vii) 1,056,557 shares held by RT Treetops, LLC, (viii) 1,000,000 shares held by RT EA, LLC, (ix) 634,296 shares held by RT Kendall, LLC, (x) 300,000 shares held by RT Morningside II, LLC, (xi) 294,118 shares held by RT-FF SM II, LLC and (xii) 232,643 shares held by RT-FF SM, LLC (collectively, the Rizvi Traverse Entities). The manager of Institutional Associates Fund, LLC is IAF Manager, LLC. The manager of RT Kingdom, LLC is RTLC Management IV, LLC. The manager of RT Spartan III, LLC is RTLC Management VI, LLC. The manager of RT Treetops, LLC is RTLC Management V, LLC. The manager of each of RT EA, LLC and RT Morningside II, LLC is RTLC Management III, LLC. The manager of each of Compliance Matter Services, LLC, Institutional Associates Fund II, LLC, RT Morningside, LLC, RT Kendall, LLC, RT-FF SM II, LLC, RT-FF SM, LLC and RTLC Management III, LLC is RTLC Management, LLC. The sole member of each of IAF Manager, LLC, RTLC Management IV, LLC, RTLC Management V, LLC and RTLC Management VI, LLC is RTLC Management, LLC. Suhail Rizvi and John Giampetroni are the managers of RTLC Management, LLC and hold voting and dispositive power over the shares held by the Rizvi Traverse Entities. Entities affiliated with J.P. Morgan also share dispositive power over the shares held of record by Institutional Associates Fund, LLC. The address for these entities, other than RT Kingdom, LLC and RTLC Management IV, LLC, is 260 East Brown Street, Suite 380, Birmingham, Michigan 48009. The address for RT Kingdom, LLC and RTLC Management IV, LLC is 575 Madison Avenue, 7th Floor, New York, New York 10022.
(13)	Based on information reported on a Schedule 13G filed with the SEC on February 14, 2014, consists of (i) 32,165,227 shares held of record by Institutional Associates Fund, LLC, (ii) 16,684,593 shares held of record by RTLC II, LLC, (iii) 708,040 shares held by client accounts to which J.P. Morgan Investment Management Inc. serves as investment advisor and (iv) 102,159 shares held by client accounts to which JPMorgan Chase Bank, National Association serves as investment advisor. J.P. Morgan Digital Growth Fund L.P. and J.P. Morgan Investment Management Inc. share dispositive power over the shares held by Institutional Associates Fund, LLC and share voting and dispositive power over the shares held by RTLC II, LLC. J.P. Morgan Investment Management Inc. is the investment advisor to J.P. Morgan Digital Growth Fund L.P. Entities affiliated with Rizvi Traverse also hold voting and dispositive power over the shares held of record by Institutional Associates Fund, LLC. The address for these entities is 270 Park Avenue, New York, New York 10017.
(14)	Based on information reported on a Schedule 13G filed with the SEC on February 14, 2014, consists of (i) 32,203,483 shares held of record by Spark Capital II, L.P. and (ii) 210,741 shares held of record by Spark Capital Founders’ Fund II, L.P. Spark Management Partners II, LLC is the general partner of each of Spark Capital II, L.P. and Spark Capital Founders’ Fund II, L.P. (collectively, the Spark Capital Entities). Paul Conway, Bijan Sabet, Santo Politi, Alexander J. Finkelstein, Moshe Koyfman and Todd Dagres are the managing members of Spark Management Partners II, LLC and hold voting and dispositive power over the shares held by the Spark Capital Entities. The address for these entities is 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116.
(15)	Based on information reported on a Schedule 13G filed with the SEC on February 12, 2014, consists of (i) 26,058,600 shares directly owned by Benchmark Capital Partners VI, L.P. (BCP VI), (ii) 1,629,740 shares directly owned by Benchmark Founders’ Fund VI, L.P. (BFF VI), (iii) 1,069,600 shares directly owned by Benchmark Founders’ Fund VI-B, L.P. (BFF VI-B) and (iv) 2,809,112 shares held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. VI, L.L.C. (BCMC VI). BCMC VI is the general partner of each of BCP VI, BFF VI and BFF VI-B. Mr. Fenton, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky and Steven M. Spurlock are the members of BCMC VI and share voting and dispositive power over the shares held by BCP VI, BFF VI and BFF VI-B. The address for these entities is 2965 Woodside Road, Woodside, California 94062.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

2013 Third-Party Tender Offer

In January 2013, we entered into a letter agreement with certain holders of our capital stock pursuant to which we agreed to waive certain transfer restrictions in connection with, and assist in the administration of, a tender offer that such holders proposed to commence. In January 2013, these holders commenced a tender offer to purchase shares of our capital stock from certain of our securityholders. Mr. Bain, one of our executive officers, sold shares of our capital stock in the tender offer. An aggregate of 3,508,336 shares of our capital stock were tendered pursuant to the tender offer at a price of $17.00 per share.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Right of First Refusal

Pursuant our bylaws as then in effect, certain of our equity compensation plans and certain agreements with our stockholders, including a right of first refusal and co-sale agreement, we or our assignees had a right to purchase shares of our capital stock which stockholders proposed to sell to other parties. This right was terminated upon completion of our initial public offering. From January 1, 2013, through the completion of our initial public offering, we waived our right of first refusal in connection with the sale of certain shares of our capital stock, resulting in the purchase of such shares by certain holders of more than 5% of our capital stock in a series of transactions. See the section titled “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding beneficial ownership of our capital stock.

Other Transactions

We have granted stock options and RSUs to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2013 Year-End” for a description of these stock options and RSUs.

We have entered into change in control agreements with certain of our executive officers pursuant to our change in control severance policy that, among other things, provides for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Other than as described above under this section titled “Related Party Transactions,” since January 1, 2013, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the company’s total revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2013 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2013 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investor.twitterinc.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 9, 2014

VOTE BY INTERNET - www.proxyvote.com
TWITTER, INC. 1355 MARKET STREET SUITE 900 SAN FRANCISCO, CA 94103

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73242-P52139                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TWITTER, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Richard Costolo
	02)	Peter Fenton				.
	03)	Marjorie Scardino
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73243-P52139

TWITTER, INC.

Annual Meeting of Shareholders

May 21, 2014 at 2:00 PM PDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Richard Costolo, Mike Gupta, and Vijaya Gadde, or any them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TWITTER, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM PDT on May 21, 2014, at 333 O’Farrell Street, San Francisco, CA 94102, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side